                                                                       Exhibit 1
                                                                       ---------
                                   AGREEMENT
                                   ---------

          THIS AGREEMENT, dated as of July 19, 2000 (this "Agreement"), is made by and among The Elder-Beerman Stores Corp., an Ohio corporation ("Elder-Beerman"); PPM America Special Investments Fund, L.P., a Delaware limited partnership ("SIF I"); PPM America Special Investments CBO II, L.P., a Delaware limited partnership ("CBO II"); PPM America, Inc., a Delaware corporation ("PPM America" and, collectively, with SIF I and CBO II, "PPM"); Snyder Capital Management, Inc., a Delaware corporation ("Snyder"); Dennis S. Bookshester; Stewart M. Kasen; Charles Macaluso; Steven C. Mason; Frederick J. Mershad; Thomas J. Noonan, Jr.; Bernard Olsoff; Laura H. Pomerantz; Jack A. Staph and John J. Wiesner (Bookshester, Kasen, Macaluso, Mason, Mershad, Noonan, Olsoff, Pomerantz, Staph and Wiesner are collectively referred to herein as the "Directors").

          WHEREAS, PPM currently beneficially owns, in the aggregate, approximately 13.15% of Elder-Beerman's outstanding common shares, without par value (the "Common Shares"), Snyder currently beneficially owns, in the aggregate, approximately 20.87% of the outstanding Common Shares, and the Directors currently beneficially own, in the aggregate, approximately 2.85% of the outstanding Common Shares;

          WHEREAS, Elder-Beerman and PPM have been engaged in a proxy contest, which they desire to end; and

          WHEREAS, Elder-Beerman and the Directors have agreed to support four nominees selected by PPM and Snyder for election to Elder-Beerman's Board of Directors (the "Board of Directors") and to support certain proposals of PPM to be acted upon by Elder-Beerman's shareholders at Elder-Beerman's 2000 Annual Meeting (as defined below); and

          WHEREAS, Elder-Beerman, PPM, Snyder and the Directors desire to provide for certain agreements with respect to the voting by PPM, Snyder and the Directors of the Common Shares they own and regarding other matters.

          NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

          Section 1.  Special Meeting of the Board of Directors.  Elder-Beerman
                      -----------------------------------------
and the Directors represent and warrant that the Board of Directors of Elder-Beerman has heretofore duly and validly approved the following items:

               (a) the nomination at the 2000 Annual Meeting of the Shareholders of Elder-Beerman to be held on August 24, 2000, or such later date as shall be determined by Elder-Beerman solely in order to facilitate effectuation of the provisions of this Agreement (the "2000 Annual Meeting") of new candidates for election to the Board of Directors (the "New Nominees"), which New Nominees will consist of Mark F.C. Berner, Dennis S. Bookshester, Eugene I. Davis and Charles H. Turner, each of whom will serve for an initial term of three years and until such time as his successor has been duly elected and qualified (unless the amendment to Article IX of Elder-Beerman's Amended Articles of Incorporation (the "Articles") is approved by the shareholders at the 2000 Annual Meeting, in which case the entire Board of Directors must be re-elected at the annual meeting of shareholders in 2001 (the "2001 Annual Meeting")), and the submission of the New Nominees at the 2000 Annual Meeting with the recommendation of the Board of Directors for election as directors by the shareholders; provided, however, that in the event that any of the New Nominees is unable at the 2000 Annual Meeting to stand for election for any reason, his replacement shall be designated as follows: (i) Snyder shall have the right to designate a replacement for Mr. Bookshester and/or for Mr. Turner, and (ii) PPM shall have the right to designate a replacement for Mr. Berner and/or for Mr. Davis;

               (b) the amendment of Article X of Elder-Beerman's Articles to reduce from 72% to a simple majority the shareholder approval required to amend or repeal any section of the Articles including those dealing with cumulative voting rights, preemptive rights to acquire shares, share repurchases by Elder-Beerman, the classification of and staggered election system for the Board of Directors and the amendment of Article X of the Articles itself, and submission of the proposed amendment for approval to Elder-Beerman's shareholders at the 2000 Annual Meeting;

               (c) the amendment of Article IX of Elder-Beerman's Articles to eliminate classification of the Board of Directors, which currently is divided into three separate classes and elected on a staggered basis and to replace this structure with a single class board of directors under which all directors of Elder-Beerman are elected by the shareholders on an annual basis, and submission of the proposed amendment for approval to Elder-Beerman's shareholders at the 2000 Annual Meeting;

               (d) the adoption of a new Article XIV to Elder-Beerman's Articles pursuant to which Elder-Beerman would opt out of the provisions of Chapter 1704 of the Ohio Revised Code, which Chapter sets forth certain restrictions on the ability of an Ohio corporation to engage in certain business combinations and other transactions that involve shareholders that have the ability to exercise 10% or more of the voting power of such corporation, and submission of the proposed adoption for approval to Elder-Beerman's shareholders at the 2000 Annual Meeting;

               (e) the amendment of Regulation 34 of Elder-Beerman's Amended Code of Regulations (the "Code of Regulations") to lower from 72% to a simple majority the shareholder approval required to amend or repeal any Regulation in the Code of Regulations including those dealing with the time and place of shareholder meetings, who may call special meetings of shareholders, the order of business (including advance notice of business to be brought) at shareholder meetings, the size of the Board of Directors, the filling of newly-created directorships and Board of Directors vacancies, the removal of directors, the nomination of directors (including advance notice of the intent to nominate directors) and the amendment of the Code of Regulations, and submission of the proposed amendment for approval to Elder-Beerman's shareholders at the 2000 Annual Meeting;

               (f) the amendment of Regulation 3(a) of Elder-Beerman's Code of Regulations to permit a shareholder or shareholders who own 10% rather than 50% of the outstanding Common Shares to call special meetings of shareholders, and submission of the proposed amendment for approval to Elder-Beerman's shareholders at the 2000 Annual Meeting;

               (g) the amendment of Regulation 7(c) of Elder-Beerman's Code of Regulations to provide that any shareholder who desires to bring business before an annual meeting of Elder-Beerman's shareholders must notify Elder-Beerman not more than 90 days, but not less than 45 days (rather than not less than 60 days), in advance of such meeting of its intent to do so and of the nature of such business, and submission of the proposed amendment for approval to Elder-Beerman's shareholders at the 2000 Annual Meeting;

               (h) the amendment of Regulation 12 of Elder-Beerman's Code of Regulations to provide that any shareholder who desires to propose any nominees for election to Elder-Beerman's Board of Directors must notify Elder-Beerman not more than 90 days, but not less than 45 days (rather than not less than 60 days), in advance of such meeting of its intent to do so and of the identity of its proposed nominees, and submission of the proposed amendment for approval to Elder-Beerman's shareholders at the 2000 Annual Meeting;

               (i) the amendment of Regulation 9 of Elder-Beerman's Code of Regulations to lower from 72% to a simple majority the shareholder approval required to alter the size of the Board of Directors, and submission of the proposed amendment for approval to Elder-Beerman's shareholders at the 2000 Annual Meeting;

               (j) the adoption of a new Regulation 35 to Elder-Beerman's Code of Regulations, pursuant to which Elder-Beerman would opt out of the provisions of the Ohio Control Share Acquisition Act, which Act sets forth certain restrictions on the ability of persons to acquire 20% or more of the stock of an Ohio corporation, and submission of the proposed adoption for approval to Elder-Beerman's shareholders at the 2000 Annual Meeting;

               (k) the execution, delivery and performance of this Agreement by Elder-Beerman; and

               (l) the agreement and confirmation of the Board of Directors that, under the Company's Rights Agreement, dated as of December 30, 1997, as amended by Amendment No. 1 dated as of November 11, 1998, by and between Elder-Beerman and Norwest Bank Minnesota, N.A. (the "Rights Agreement"),
     (i) none of the parties to this Agreement is an Acquiring Person (as defined in the Rights Agreement) and (ii) a Distribution Date, a Triggering Event or a Share Acquisition Date (as such terms are defined in the Rights Agreement ) will not occur by reason of either the execution of this Agreement or the consummation of the transactions contemplated hereby.

PPM and Snyder shall have the right to review and reasonably approve the forms of the proposed amendments to Elder-Beerman's Articles and Code of Regulations described in Sections 1(b) through 1(j) hereof.

          Section 2.  Joint Press Release.  Elder-Beerman, PPM and Snyder agree
                      -------------------
that, as promptly as practicable after the execution of this Agreement, they shall issue a joint press release regarding the matters contemplated in this Agreement, which press release is substantially in the form attached hereto as Annex A. Until the date of the 2000 Annual Meeting, the parties agree that no other public release or announcement concerning the matters contemplated herein shall be issued without the prior consent of Elder-Beerman, PPM and Snyder, and any such announcement shall be a joint announcement.

          Section 3.  Revised Proxy Materials.  Elder-Beerman agrees that, as
                      -----------------------
promptly as practicable after the date of this Agreement, it shall prepare and file with the Securities and Exchange Commission (the "SEC") revised proxy materials pursuant to which the Board of Directors will: (a) propose and recommend for approval of the shareholders at the 2000 Annual Meeting the amendments to Elder-Beerman's Articles and Code of Regulations described in Sections 1(b) through 1(j) hereof, and (b) nominate and recommend the New Nominees for election to the Board of Directors at the 2000 Annual Meeting. Elder-Beerman agrees that PPM and Snyder shall have the right to review and reasonably approve the revised proxy materials, including without limitation the text and order of presentation of the proposed amendments to Elder-Beerman's Articles and Code of Regulations, prior to the filing thereof with the SEC. Elder-Beerman shall have the right to adjourn or postpone the 2000 Annual Meeting for such reasonable period of time not to exceed 30 days as may be necessary to permit clearance of revised proxy materials with the SEC and/or to permit adequate opportunity for the timely mailing of such revised proxy materials to the shareholders of Elder-Beerman. If the 2000 Annual Meeting is so adjourned or postponed in accordance with the immediately preceding sentence, Elder-Beerman, PPM and Snyder agree that they shall issue a joint press release regarding the reason for the adjournment or postponement and the date the 2000 Annual Meeting will be re-convened or held. Elder-Beerman, PPM and Snyder agree to actively seek shareholder approval of each of the items set forth in Section 1 hereof. The Directors agree to vote their respective shares in favor of each of the items set forth in Section 1 hereof. If asked to do so by Elder-Beerman, the Directors agree to make telephone calls in order to solicit and otherwise support the amendments to Elder-Beerman's Articles and Code of Regulations described in Sections 1(b) through 1(j) hereof and the election of the New Nominees. During the term of this Agreement, the Directors shall refrain from making any negative or critical comments, oral or written, regarding the amendments described in Sections 1(b) through 1(j) hereof or about the New Nominees.

          Section 4.  2000 Annual Meeting of Shareholders.
                      -----------------------------------

               (a) Each party to this Agreement (other than Elder-Beerman) (i) shall cause all Common Shares beneficially owned (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder) by such party to be voted at the 2000 Annual Meeting in favor of (x) the amendments to Elder-Beerman's Articles and Code of Regulations described in Sections 1(b) through 1(j) hereof, and (y) the election as aforesaid of the New Nominees to the Board of Directors and (ii) other than the proposed amendment to Elder-Beerman's Equity and Performance Plan to increase by 500,000 the number of Common Shares available under such plan, shall not bring any business before the 2000 Annual Meeting except as expressly contemplated hereby.

               (b) Elder-Beerman agrees that it shall as promptly as practicable either during or after the 2000 Annual Meeting (i) duly file with the Secretary of State of the State of Ohio a Certificate of Amendment to its Articles setting forth such of the amendments to the Articles referred to in Sections 1(b) through 1(d) hereof that have been approved by the shareholders at the 2000 Annual Meeting and (ii) implement such of the amendments to its Code of Regulations referred to in Sections 1(e) through 1(j) hereof.

          Section 5.  Termination of Proxy Contest; Other Activities Related to
                      ---------------------------------------------------------
2000 Annual Meeting.  Except as otherwise permitted in this Section 5, PPM
-------------------
agrees that it shall immediately terminate all activities with respect to its solicitation of proxies in connection with the 2000 Annual Meeting or any adjournment thereof. PPM and Snyder each agrees that it (a) shall not solicit, directly or indirectly, any proxies or participate in any "solicitation" of any "proxy" (as such terms are defined in Rule 14a-1 under the Exchange Act) with respect to matters to be presented at the 2000 Annual Meeting, other than solicitations in favor of the approval of each of the matters set forth in Sections 1(a) through 1(j) hereof, (b) shall not become a "participant" (as such term is used in Rule 14a-11 under the Exchange Act) in any election contest relating to the 2000 Annual Meeting, (c) shall promptly file an amendment to its
Schedule 13D to reflect the termination of PPM's proxy contest and the provisions of this Agreement and (d) shall not take any other actions inconsistent with the matters contemplated hereby. Elder-Beerman shall bear the reasonable, documented costs and expenses incurred by PPM and its representatives in connection with (w) PPM's activities with respect to its solicitation of proxies in connection with the 2000 Annual Meeting prior to the date hereof, (x) PPM's activities with respect to the review and revision of Elder-Beerman's proxy materials prior to the date on which Elder-Beerman files final, definitive proxy materials with the SEC, (y) the execution and delivery of this Agreement and (z) the consummation of the transactions contemplated hereby, such costs and expenses not to exceed $250,000. Such amounts shall be paid by Elder-Beerman within five business days after receipt of appropriate evidence of such costs and expenses.

          Section 6.  No Proxy Contests; Limitations on Other Shareholder
                      ---------------------------------------------------
Actions.  During the period commencing on the date hereof and ending on the date
-------
that is 75 days prior to the first anniversary of the date of the 2000 Annual Meeting, each party to this Agreement (other than Elder-Beerman):

               (a) shall cause all shares of capital stock of Elder-Beerman that have the right to vote generally in the election of directors, that are beneficially owned (within the meaning of Regulation 13D and Rules 13d-3 and 13d-5 under the Exchange Act) by such party (i) to be present, in person or by proxy, at the 2000 Annual Meeting so that all such shares may be counted for the purpose of determining if a quorum is present at the 2000 Annual Meeting and (ii) to be voted in favor of the New Nominees and in favor of each of the proposals set forth in Sections 1(a) through 1(j) hereof at the 2000 Annual Meeting;

               (b) shall not (i) form, join or otherwise participate in any "group" (within the meaning of Section 13(d)(3) of the Exchange Act or Rule 13d-5 thereunder) or (ii) otherwise act in concert with any other person for the purpose of holding or voting Common Shares if the purpose of such action is to circumvent any provisions of this Agreement;

               (c) shall not directly or indirectly (except through Elder-Beerman pursuant to due authorization) solicit any proxies or consents or in any way participate in any "solicitation" of any "proxy" (as such terms are defined in Rule 14a-11 under the Exchange Act) with respect to Common Shares in any election contest with respect to the Board of Directors of Elder-Beerman or become a "participant" (as such term is used in Rule 14a-1 under the Exchange Act) in any election contest with respect to the Board of Directors of Elder-Beerman or request or induce or attempt to induce any other person to take any such actions with respect to an election contest related to the Board of Directors of Elder-Beerman;

               (d) shall not call, request the call of, or seek to call, any special meeting of shareholders for the purpose of an election contest with respect to the Board of Directors of Elder-Beerman, and, if a shareholder not party to this Agreement calls any special meeting of shareholders for the purpose of an election contest with respect to the Board of Directors of Elder-Beerman, shall oppose such shareholder's election contest efforts;

               (e) shall not enter into any discussions, negotiations, arrangements or understandings with any other person with respect to any of the foregoing matters referred to in this Section 6; and

               (f) shall not make any public announcement critical of the composition of the Board of Directors (including, without limitation by means of a press release or commentary in a Schedule 13D or other SEC filings).

During the period commencing on the date that is 75 days prior to the first anniversary of the date of the 2000 Annual Meeting and ending on the date of the 2001 Annual Meeting, each party to this Agreement (other than Elder-Beerman) shall refrain from calling, requesting the call of, or seeking to call, any special meeting of shareholders.

          Section 7.  2001 Annual Meeting.  Each of the parties hereto agrees
                      -------------------
that it shall seek to cause the 2001 Annual Meeting to be held no less than twelve months from the date of the 2000 Annual Meeting, but no more than thirteen months from the date of the 2000 Annual Meeting.

          Section 8.  Termination of the Agreement.  In the event that the
                      ----------------------------
shareholders fail to elect of each of the New Nominees to the Board of Directors at the 2000 Annual Meeting or in the event that Elder-Beerman or any of the Directors fails to exercise good faith in fulfilling the obligations (as set forth in Section 3) to actively seek shareholder approval of each of the items set forth in Sections 1(a) through (j) hereof, all obligations of the parties hereunder (other than the obligations set forth in Section 4(b) hereof) shall automatically terminate immediately after the 2000 Annual Meeting.

          Section 9.  Waiver.  Elder-Beerman hereby waives the notice
                      ------
requirements set forth in Regulation 7(c) of Elder-Beerman's Regulations so that the New Nominees can stand for election to Elder-Beerman's Board of Directors at the 2000 Annual Meeting.

          Section 10. Miscellaneous.
                      -------------

               (a) All notices, requests or instruction hereunder shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid or by telecopy (or like transmission), as follows:

                      (1)  if to Elder-Beerman:

                           The Elder-Beerman Stores Corp.

                           3155 El-Bee Road
                           Dayton, OH 45439
                           Attention: Secretary

                           Fax: (937) 296-4625

                           with a copy to:


                           Lyle G. Ganske, Esq.
                           Jones Day Reavis & Pogue
                           North Point
                           901 Lakeside Avenue
                           Cleveland, OH 44114

                           Fax: (216) 579-0212



                      (2)  if to PPM:

                           Stuart J. Lissner
                           Managing Director
                           PPM America, Inc.
                           225 West Wacker Drive
                           Suite 1200
                           Chicago, IL 60606

                           Fax: (312) 634-0741

                      (3)  if to Snyder:


                           Margot Murtaugh
                           Snyder Capital Management, Inc.
                           350 California Street
                           Suite 1460
                           San Francisco, CA 94104

                           Fax: (415) 391-9437

                           with copies to:


                           Eugene I. Davis
                           Pirinate Consulting Group, L.L.C.
                           5 Canoe Brook Drive
                           Livingston, NJ 07039

                           Fax: (973) 535-1843

                           J. Andrew Rahl, Jr., Esq.
                           Anderson Kill & Olick, P.C.
                           1251 Avenue of the Americas
                           New York, NY 10020-1182

                           Fax: (212) 278-1733


                      (4) if to any other party hereto, at its address set forth in the records of Elder-Beerman.

     Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices and other communications given to any party hereto in accordance with the provisions hereof shall be deemed to have been given on the date of receipt, provided that any notice or other communication that is received other than during regular business hours of the recipient shall be deemed to have been given at the opening of business on the next business day of the recipient.

               (b) This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes and amends all prior understandings, arrangements and agreements with respect to the subject matter hereof. No modification hereof shall be effective unless in writing and signed by the party against which it is sought to be enforced. The parties hereto, by written agreement, may make any modification or amendment of this Agreement, but no such modification or amendment will be effective unless signed by all of the parties hereto. The captions appearing herein are for the convenience of the parties only and shall not be construed to affect the meaning of the provisions of this Agreement.

               (c) Each of the parties hereto shall use such party's reasonable best efforts to take such actions as may be necessary or reasonably requested by the other parties hereto to carry out and consummate the transactions contemplated by this Agreement. No party to this Agreement directly or indirectly shall (i) challenge the validity or enforceability of any provision of this Agreement or the matters contemplated hereby or
     (ii) commence any lawsuit or other legal proceeding, or take any other action, that seeks to frustrate the performance of this Agreement in accordance with its terms.

               (d) This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio applicable in the case of agreements made and to be performed entirely within such State.

               (e) Each of the parties hereto recognizes that any breach of the terms of this Agreement may give rise to irreparable harm for which money damages would not be an adequate remedy, and accordingly agree that, in addition to other remedies, any non-breaching party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce the terms and provisions of this Agreement by a decree of specific performance in any action instituted in any court of the United States or any state hereof having jurisdiction without the necessity of proving the inadequacy as a remedy of money damages.

               (f) This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties and any such attempted assignment without consent shall be void.

               (g) This Agreement is not intended, and shall not be construed, to confer any rights or remedies hereunder upon any party other than the parties hereto, and those parties designated as directors pursuant to
     Section 1(a), which parties shall be entitled to enforce their rights under such provisions to which they are entitled to benefits.

               (h) Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement, or any such terms in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

               (i) This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

               (j) Each party hereto (other than Elder-Beerman) is signing this Agreement in its or his/her capacity as a shareholder and not in a capacity as a director or officer (except on behalf of Elder-Beerman), it being understood that this Agreement is not intended to limit or abridge the fiduciary responsibility of the directors of Elder-Beerman.

          IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

                              THE ELDER-BEERMAN STORES CORP.



                              By: /s/ Frederick J. Mershad
                                 ----------------------------------------
                              Name:  Frederick J. Mershad
                              Title: Chairman of the Board and Chief
                                     Executive Officer



                              /s/ Dennis S. Bookshester
                              -----------------------------------------
                              Dennis S. Bookshester



                              /s/ Stewart M. Kasen
                              -----------------------------------------
                              Stewart M. Kasen



                              /s/ Charles Macaluso
                              -----------------------------------------
                              Charles Macaluso



                              /s/ Steven C. Mason
                              -----------------------------------------
                              Steven C. Mason



                              /s/ Frederick J. Mershad
                              -----------------------------------------
                              Frederick J. Mershad



                              /s/ Thomas J. Noonan, Jr.
                              -----------------------------------------
                              Thomas J. Noonan, Jr.

                              /s/ Bernard Olsoff
                              -----------------------------------------
                              Bernard Olsoff



                              /s/ Laura H. Pomerantz
                              -----------------------------------------
                              Laura H. Pomerantz



                              /s/ Jack A. Staph
                              -----------------------------------------
                              Jack A. Staph



                              /s/ John J. Wiesner
                              -----------------------------------------
                              John J. Wiesner

PPM AMERICA, INC.



By: /s/ Stuart J. Lissner
   -------------------------------
Name:  Stuart J. Lissner
Title: Managing Director



PPM AMERICA SPECIAL INVESTMENTS
CBO II, L.P.

By:  PPM America CBO II Management Company
     its General Partner


     By:  /s/ Stuart J. Lissner
          -----------------------------
          Name:  Stuart J. Lissner
          Title: Vice President



PPM AMERICA SPECIAL INVESTMENTS
FUND, L.P.

By:  PPM America Fund Management GP, Inc.
     its Managing General Partner


     By:  /s/ Stuart J. Lissner
          -----------------------------
          Name:  Stuart J. Lissner
          Title: Vice President



SNYDER CAPITAL MANAGEMENT, INC.


By: /s/ Alan Snyder
   -------------------------------
Name:  Alan Snyder
Title: President

                                    ANNEX A
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                          FORM OF JOINT PRESS RELEASE

                                      -13-